Exhibit 99.15

New Brunswick, NJ (July 15, 2003) - Johnson & Johnson announced record sales for the second quarter of $10.3 billion, an increase of 13.9% over the prior year. Excluding the impact of currency of 5.0%, worldwide sales increased 8.9%. Domestic sales were up 9.2%, while international sales increased 21.5%. Excluding the impact of currency of 13.1%, international sales increased 8.4%.

Net earnings and diluted earnings per share for the quarter were $1.2 billion and $.40, decreases of 26.8% and 25.9%, respectively, as compared to the same period in 2002. These amounts include after-tax charges of $900 million taken in the second quarter of 2003 for in-process research and development (IPR&D) costs associated with the acquisitions of Scios Inc. and Link Spine Group, Inc. Excluding these charges, as well as IPR&D charges of $189 million for the second quarter of 2002, net earnings and diluted earnings per share in the second quarter of 2003 were $2.1 billion and $.70, increases of 14.5% and 16.7%, respectively, as compared to the same period in 2002.

"Despite challenging economic conditions and intense competition, our business has maintained solid operational growth," said William C. Weldon, Chairman and Chief Executive Officer. "Our investments in a broad range of innovative opportunities, both internally and outside the Company, have enabled this growth and provide a strong platform for the future."

Worldwide Pharmaceutical sales of $4.9 billion for the second quarter of 2003 represented an increase of 14.7% versus the prior year on a reported basis. Excluding the impact of currency of 4.6%, Pharmaceutical sales increased 10.1%. Domestic sales increased 11.7%, while international sales increased 21.3%. Excluding the impact of currency of 14.7%, international sales increased 6.6%. Sales growth reflects the strong performance of RISPERDAL, an antipsychotic medication; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; TOPAMAX, an antiepileptic; ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders, and DURAGESIC, a transdermal patch for chronic pain. PROCRIT/EPREX, a product for the treatment of anemia, was negatively impacted by increased competition.

During the quarter, the Company announced the completion of the acquisition of Scios, Inc., a biopharmaceutical company with a product for cardiovascular disease and research projects focused on auto-immune diseases. Scios' product NATRECOR is the first novel agent approved for congestive heart failure (CHF) and has several significant advantages over existing therapies for CHF. The transaction is valued at approximately $2.4 billion, net of cash.

The  Company also received U.S. Food and Drug Administration
(FDA) approval for LEVAQUIN (levofloxacin) for use in the treatment of chronic bacterial prostatitis.

Worldwide, the Medical Devices and Diagnostics segment achieved sales of $3.6 billion in the second quarter of 2003, which represented an increase over the prior year of 14.6% on a reported basis. Excluding the impact of currency of 6.1%, Medical Devices and Diagnostics sales increased 8.5%. Domestic sales increased 8.3%, while international sales increased 22.6%. Excluding the impact of currency of 13.8%, international sales increased 8.8%. Cordis' circulatory disease management products, DePuy's orthopaedic joint reconstruction and spinal products, and Ethicon Endo-Surgery's minimally invasive surgical products achieved strong sales growth.

During the quarter, immediately following approval by the FDA, the Company launched its CYPHER Sirolimus-eluting Coronary Stent making it the first U.S.-approved combination drug device intended to help reduce restenosis (reblockage) of a treated coronary artery. Restenosis is one of the greatest challenges in long-term patient treatment in interventional cardiology.

Also in the quarter, the Company completed its acquisition of Link Spine Group, Inc., a privately owned corporation. The acquisition provides DePuy AcroMed, Inc. with exclusive worldwide rights to the SB CHARITE artificial disc, the principal product of Link Spine Group.

Worldwide Consumer sales were $1.8 billion in the second quarter of 2003, an increase of 10.3% over the prior year on a reported basis. Excluding the impact of currenty of 3.9%, Consumer sales increased 6.4%. Domestic sales increased 2.6%, while international sales increased 19.7%. Excluding the impact of currency of 8.6%, international sales increased 11.1%. Strong growth in Consumer sales were achieved in the AVEENO skin care line, McNeil Nutritional's SPLENDA sweetener, baby & child care products and wound care products.

Johnson & Johnson, with approximately 110,900 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 54 countries around the world, selling products in more than 175 countries.


(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures directly by way of a footnote in Exhibit 99.20. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's Web site at www.jnj.com.